SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 7, 2009

Xcel Energy Inc.

(Exact name of registrant as specified in its charter)

Minnesota

(State or other jurisdiction of incorporation)

001-3034	41-0448030
(Commission File Number)	(IRS Employer Identification No.)

414 Nicollet Mall, Minneapolis, MN	55401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 612-330-5500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On Nov. 3, 2008, Northern States Power Company (NSP-Minnesota), a Minnesota corporation, filed a request with the Minnesota Public Utilities Commission (MPUC) to increase Minnesota electric rates by $156 million annually, or 6.05 percent.  The request is based on a 2009 forecast test year, an electric rate base of $4.1 billion, a requested return on equity (ROE) of 11.00 percent, and an equity ratio of 52.5 percent.

In December 2008, the MPUC approved an interim rate increase of $132 million, or 5.12 percent, effective Jan. 2, 2009.  The primary difference between interim rate levels approved and NSP-Minnesota’s request of $156 million is due to a previously authorized ROE of 10.54 percent and NSP-Minnesota’s requested ROE of 11.00 percent.

On April 7, 2009, intervenors submitted direct testimony.  The Office of Energy Security (OES) recommended a revenue increase of $72 million, based on a ROE of 10.88 percent and an equity ratio of 52.5 percent.  In addition, the OES recommendation reflected the following adjustments:

•      Recognition of a 10 year life extension of the Prairie Island facility, resulting in a decrease of approximately $40 million in depreciation and decommissioning expenses and rejection of our proposed nuclear rate stability plan.  These adjustments reduce NSP-Minnesota’s overall revenue deficiency while at the same time reducing expense accruals by $40 million.

•      An adjustment for increased sales, which reduced the request by $12.3 million, a $7 million reduction in short-term capacity expenses, a decrease in overall salaries of $4.8 million, and chemical commodity cost decreases of $1.6 million.

The Office of the Attorney General (OAG) recommended recognition of depreciation and decommissioning cost decreases resulting from the Prairie Island life extension in the current proceeding and rejection of the proposed nuclear rate stability plan.  However, the OAG did not recommend a specific reduction in revenue requirements.  The OAG also proposed a fuel clause adjustment (FCA) incentive through a 3 percent cap on base fuel costs and requested that any approved increase in rates be applied equally to all classes of customers.

Other parties to the proceeding (Large Customer Group, Minnesota Chamber of Commerce, Suburban Rate Authority, the Customer Group) addressed several non-revenue requirements issues, including FCA reporting and accountability, class cost of service and rate design, and potential changes to NSP-Minnesota’s quality of service metrics.

A final decision from the MPUC is expected in the third quarter of 2009.  The following procedural schedule has been established:

•      NSP-Minnesota rebuttal testimony on May 5, 2009;

•      State agency and intervenor surrebuttal testimony on May 26, 2009; and

•      Evidentiary hearings are scheduled for June 2-9, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xcel Energy Inc. (a Minnesota Corporation)

/s/ BENJAMIN G.S. FOWKE III
Benjamin G.S. Fowke III
Executive Vice President and Chief Financial Officer

April 8, 2009